Exhibit 99.1
Media Inquiries: 312/606-4356
Investors Relations: 312/606-4125
USG CORPORATION REPORTS SECOND QUARTER 2005 NET SALES OF
$1.3 BILLION AND NET EARNINGS OF $110 MILLION
     Second Quarter 2005 vs. Second Quarter 2004
•	Record shipments and strong operating performance reported

•	Net sales increased 12 percent to a record level of $1.3 billion

•	Net earnings rose $30 million
     CHICAGO, July 26, 2005 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter net sales of $1.3 billion, a record for any quarter in USG’s history, and net earnings of $110 million. Net sales increased $142 million, or 12 percent, and net earnings increased $30 million, or 38 percent, compared with the second quarter of last year. Diluted earnings per share for the second quarter of 2005 were $2.53 compared with $1.86 in the same period a year ago.
     “USG continued its strong performance with another great quarter,” said USG Corporation Chairman, CEO and President William C. Foote. “Net sales this quarter were a record, driven by stronger shipments and improved selling prices. We shipped more SHEETROCK® Brand gypsum wallboard and related gypsum products than ever before, and operating margins improved for many of our businesses, despite continuing cost pressures. We are successfully implementing our strategies to grow USG’s core businesses and improve our business processes to cope with higher operating costs.”

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/2
     Net sales for the first half of 2005 were $2.5 billion versus $2.2 billion for the same period in 2004. USG reported net earnings of $187 million for the first six months of this year compared with net earnings of $137 million for the same period a year ago. Diluted earnings per share for the first six months of 2005 were $4.30 compared with $3.18 for the first six months of 2004.
     Commenting further, Foote said, “USG’s outlook for the rest of 2005 is favorable. Demand for USG’s gypsum wallboard products is likely to remain strong in the second half as the robust new housing and residential remodeling markets show no sign of slowing in the near term.”
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $804 million and operating profit of $148 million in the second quarter. Second quarter net sales increased by $126 million, or 19 percent, while operating profit increased $46 million, or 45 percent, compared with the same period a year ago.
     United States Gypsum Company recorded second quarter 2005 net sales of $720 million and operating profit of $125 million, increases of $103 million and $38 million, respectively, compared with the second quarter of 2004. U.S. Gypsum’s strong performance during the quarter was mainly attributable to higher selling prices and record shipments of the company’s SHEETROCK Brand gypsum wallboard.
     U.S. Gypsum’s second quarter shipments of gypsum wallboard were a record for any quarter in its history, totaling 2.9 billion square feet, 4 percent higher than shipments in last

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/3
year’s second quarter. U.S. Gypsum’s nationwide average realized selling price for gypsum wallboard was $138.28 per thousand square feet during the second quarter, an increase of $19.81, or 17 percent, compared with $118.47 per thousand square feet in the second quarter of last year.
     Second quarter 2005 gypsum wallboard selling prices reflect continued strong industry demand and high company and industry utilization rates. The benefits of higher selling prices were partially offset by higher costs, including higher energy and raw material prices. However, manufacturing costs for gypsum wallboard improved in the second quarter of 2005 as compared to the first quarter, due primarily to improved operating factors.
     U.S. Gypsum also continued to grow sales of its complementary products. In the second quarter of 2005, U.S. Gypsum’s shipments of SHEETROCK Brand joint compound, DUROCK® Brand cement board products and FIBEROCK® Brand gypsum fiber panels were the highest for any quarter in its history. Results for these products also benefited from higher selling prices during the period.
     The gypsum division of Canada-based CGC Inc. reported second quarter 2005 net sales of $82 million and operating profit of $14 million. Sales increased by $14 million, or 21 percent, during the period and operating profit improved $5 million versus last year’s second quarter. The improvement in results was largely attributable to higher selling prices for SHEETROCK Brand gypsum wallboard.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/4
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported second quarter net sales of $178 million, a decline of $12 million versus the second quarter of 2004. Operating profit was $17 million in the quarter, a decline of $9 million versus the same period a year ago.
     USG’s domestic ceilings business, USG Interiors, reported second quarter 2005 net sales and operating profit of $124 million and $13 million, respectively. Net sales and operating profit declined $11 million and $6 million, respectively. The decline in sales was due largely to lower shipments of ceiling grid and tile, partially offset by higher selling prices for both product lines. In last year’s second quarter, market concerns over a shortage of steel used to make grid and related increases in steel costs contributed to unusually strong demand for grid products. Demand in 2005 for the company’s ceiling grid and tile has been in line with overall industry demand, which remained relatively weak. Operating profit also declined during the quarter due to higher manufacturing costs, primarily related to energy and raw materials for ceiling tile and steel for ceiling grid.
     USG International reported net sales and operating profit of $52 million and $2 million, respectively, in the second quarter of 2005. This compared with net sales of $54 million and operating profit of $4 million for the same period a year ago. These declines primarily reflected lower demand and higher operating costs for ceiling grid and tile in Europe.
     The ceilings division of CGC Inc. reported net sales of $14 million and operating profit of $2 million in the quarter. Net sales and operating profit for the same period a year ago were $15 million and $3 million, respectively. These results primarily reflected lower volume and higher manufacturing costs for ceiling grid, partially offset by higher selling prices.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/5
Building Products Distribution
     L&W Supply, USG’s building products distribution business, reported second quarter 2005 net sales of $506 million and operating profit of $39 million, both records for any quarter in L&W’s history. Sales and operating profit rose $52 million and $8 million, respectively, over the second quarter of 2004. The increase in net sales primarily reflected improved pricing and higher shipments of gypsum wallboard. L&W’s second quarter gypsum wallboard shipments, also a record for any quarter, rose 10 percent versus the second quarter of 2004. Selling prices for gypsum wallboard increased 16 percent compared with the same period a year ago.
Other Consolidated Information
     Second quarter 2005 selling and administrative expenses of $87 million increased by $8 million versus the second quarter of 2004. For the first six months, these expenses were $176 million versus $156 million a year ago. These increases primarily related to compensation and benefits, including retention and incentive compensation, and higher funding for marketing and growth initiatives. Selling and administrative expenses as a percent of net sales were 6.8 percent and 7.2 percent in the second quarter and first six months of 2005, respectively, versus 6.9 percent and 7.2 percent for the comparable 2004 periods.
     Interest expense of $2 million was reported in the second quarter of 2005, compared with $1 million in the same period a year ago. Interest expense was $3 million and $2 million in the first six months of 2005 and 2004, respectively. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/6
     USG reported net Chapter 11 reorganization expenses/(income) of ($1) million in the second quarter of 2005, compared with $4 million in last year’s second quarter, a favorable change of $5 million. For the second quarter of 2005, this consisted of $6 million in legal and financial advisory fees, offset by $7 million in bankruptcy-related interest income. In the same period a year ago, USG incurred $6 million in legal and financial advisory fees, partially offset by $2 million in bankruptcy-related interest income. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.
     As of June 30, 2005, USG had $1.3 billion of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, compared with $1.2 billion as of March 31, 2005 and $1.25 billion as of December 31, 2004. Capital expenditures in the second quarter of 2005 were $43 million compared with $27 million in the corresponding 2004 period. For the first six months of 2005, capital expenditures were $76 million versus $47 million in the first six months of 2004.
Chapter 11 Reorganization
     USG and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions. USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products: cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

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USG CORPORATION REPORTS SECOND QUARTER RESULTS/7
This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, as well as the ultimate costs associated with the corporation’s asbestos litigation, including the possible impact of any asbestos-related legislation, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials and energy; increases in raw material, energy and employee benefit costs; loss of one or more significant customers; the ability to procure synthetic gypsum and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

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USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2005	2004	2005	2004
Net sales	$1,287	$1,145	$2,460	$2,165
Cost of products sold	1,020	929	1,979	1,778

Gross profit	267	216	481	387
Selling and administrative expenses	87	79	176	156
Chapter 11 reorganization expenses	(1)	4	—	6

Operating profit	181	133	305	225
Interest expense	2	1	3	2
Interest income	(2)	(1)	(4)	(2)
Other expense, net	1	1	1	3

Earnings before income taxes	180	132	305	222
Income taxes	70	52	118	85

Net earnings	110	80	187	137

Earnings per common share:
Basic	2.55	1.86	4.32	3.18
Diluted	2.53	1.86	4.30	3.18
Other Information:
Depreciation, depletion and amortization	30	27	60	55
Capital expenditures	43	27	76	47
Average common shares	43,484,405	43,017,068	43,374,104	43,020,344
Average diluted common shares	43,774,634	43,017,971	43,615,954	43,021,448

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2005	2004	2005	2004
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$720	$617	$1,374	$1,191
CGC Inc. (gypsum)	82	68	157	141
Other subsidiaries*	55	44	95	80
Eliminations	(53)	(51)	(97)	(95)

Total	804	678	1,529	1,317

Worldwide Ceilings:
USG Interiors, Inc.	124	135	241	255
USG International	52	54	103	100
CGC Inc. (ceilings)	14	15	27	28
Eliminations	(12)	(14)	(23)	(27)

Total	178	190	348	356

Building Products Distribution:
L&W Supply Corporation	506	454	962	816
Eliminations	(201)	(177)	(379)	(324)

Total USG Corporation	1,287	1,145	2,460	2,165

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	125	87	218	148
CGC Inc. (gypsum)	14	9	26	22
Other subsidiaries*	9	6	11	13

Total	148	102	255	183

Worldwide Ceilings:
USG Interiors, Inc.	13	19	19	31
USG International	2	4	5	5
CGC Inc. (ceilings)	2	3	5	5

Total	17	26	29	41

Building Products Distribution:
L&W Supply Corporation	39	31	65	45

Corporate	(22)	(20)	(45)	(36)
Chapter 11 reorganization expenses	1	(4)	—	(6)
Eliminations	(2)	(2)	1	(2)

Total USG Corporation	181	133	305	225

*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$682	$756
Short-term marketable securities	200	138
Restricted cash	71	43
Receivables (net of reserves — $14 and $14)	513	413
Inventories	338	338
Income taxes receivable	34	24
Deferred income taxes	14	25
Other current assets	85	53

Total current assets	1,937	1,790
Long-term marketable securities	333	312
Property, plant and equipment (net of accumulated depreciation and depletion — $927 and $878)	1,869	1,853
Deferred income taxes	239	152
Goodwill	64	43
Other assets	169	128

Total Assets	4,611	4,278

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	278	270
Accrued expenses	218	224
Current portion of long-term debt	1	1
Income taxes payable	176	75

Total current liabilities	673	570
Deferred income taxes	26	25
Other liabilities	438	417
Liabilities subject to compromise	2,242	2,242
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(253)	(256)
Capital received in excess of par value	420	417
Accumulated other comprehensive income	32	17
Retained earnings	1,028	841

Total stockholders’ equity	1,232	1,024

Total Liabilities and Stockholders’ Equity	4,611	4,278